EXHIBIT 99.1

NEWS
FINANCIAL
RELATIONS BOARD

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY BOARD	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
October 30, 2006

NN, INC. REPORTS THIRD QUARTER 2006 RESULTS
Earnings Per Share Unchanged For The Quarter and Up 14% Year-To-Date

Johnson City, Tenn., October 30, 2006 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2006. Net sales of $74.9 million for the third quarter of 2006 were flat compared to net sales of $75.0 million for the same period of 2005. Net income and earnings per share for the third quarter of 2006 and for the same period of 2005 totaled $2.6 million and $0.15 per diluted share, respectively.

Net sales of $244.4 million for the first nine months of 2006 were essentially unchanged as compared to net sales of $245.5 million for the same period of 2005. The Company achieved net income of $11.3 million for the first nine months of 2006, an increase of $1.4 million, or 14.0% over net income of $9.9 million recorded for the same period of 2005. Earnings for the first nine months of 2006 were $0.65 per diluted share, an increase of 14.0% compared to $0.57 per diluted share for the same period of 2005.

James H. Dorton, Vice President and Chief Financial Officer, commented, “Revenues of $74.9 million in the third quarter of 2006 were down slightly compared to revenues of $75.0 million recorded in the third quarter of the prior year. Decreases in volume of approximately $3.1 million were offset by selling price increases of $0.8 million and the positive effect of currency translation of $2.2 million. For the first nine months of 2006, revenues of $244.4 million were down slightly by $1.1 million. Decreases in volume of $3.5 million as well as the negative effects of currency translation of $2.7 million were offset by selling price increases of $5.1 million.

“As a percentage of net sales, cost of products sold was 78.4% in the third quarter of 2006 versus 77.6% in the third quarter of 2005. For the first nine months of 2006, as a percentage of net sales, cost of product sold was 77.6% as compared to 78.1% for the same period in the prior year. Although our Level 3 initiatives have continued to produce excellent results in 2006, volume reductions particularly in our U.S. operations impacted margins for the third quarter of 2006.”

“Selling, general and administrative expenses of $7.2 million, or 9.6% as a percentage of net sales for the third quarter of 2006 were comparable to the same period in 2005 of $7.2 million, or 9.6% as a percentage of net sales. Selling, general and administrative expenses for the first nine months of 2006 were $21.9 million, or 9.0% of net sales and compared with $22.0 million, or 8.9% of net sales recorded in the same period of 2005.”

Mr. Dorton continued, “During the third quarter, we purchased 156,715 shares of our common stock pursuant to our previously announced stock repurchase plan. This brings the total amount purchased under this plan to 213,536 shares. This program, which we began in mid March of this year and will continue for 18 months thereafter, allows for the purchase of up to $10.0 million of the Company’s outstanding stock.”

Mr. Dorton concluded, “On September 21, 2006, we completed negotiations with a bank group led by KeyBank and entered into a new syndicated five year $90.0 million credit facility. This new credit facility, along with the existing $40.0 million in private placement notes will provide us with the capital structure we feel is necessary to execute our strategic growth plan. Additionally, subsequent to September 30, 2006, we paid down approximately $8.0 million in debt; therefore, we remain committed to our previously stated debt reduction goal of $10.0 million for the full year of 2006.

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “While weakening automotive sales in the U.S. market created difficult economic conditions for our U.S. business units, our overall exposure to the big three North American automotive business is only 14% of total global sales. These reductions effected our U.S. operations by approximately $2.5 million in the third quarter of this year and we expect a similar impact in our fourth quarter. This will result in a total revenue shortfall of approximately $5.0 million for the year compared to our original guidance. Therefore, our guidance for the full year of 2006 has been lowered to $320 million in revenues and full year earnings to $0.81 to $0.85 per diluted share.”

Mr. Baty concluded, “We have made excellent progress regarding the execution of our long term growth strategy during the first nine months of 2006. Recall that our plans call for growing our business in three specific areas: future geographic expansion of existing bearing component products; acquisitive growth of both captive and independent businesses within bearing components, and identified acquisition opportunities that leverage our competencies in related high precision metal component manufacturing.”

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2005.

(Financial Tables Follow)

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

Three Months Ended	Nine Months Ended
September 30,	September 30,

	2006	2005	2006	2005
Net sales	$ 74,870	$ 74,998	$ 244,441	$ 245,500
Cost of products sold (exclusive of depreciation shown separately below)	58,693	58,177	189,597	191,848
Selling, general and administrative	7,178	7,180	21,922	21,961
Depreciation and amortization	4,192	3,998	12,779	12,302
Gain on disposal of assets	--	--	(726)	6

Income from operations	4,807	5,643	20,869	19,383

Interest expense, net	916	967	2,923	2,976
Other (income) expense	(550)	53	(310)	(286)

Income before provision for income taxes	4,441	4,623	18,256	16,693
Provision for income taxes	1,808	2,066	6,908	6,801

Net income	$ 2,633	$2,557	$11,348	$9,892

Diluted income per common share	$ 0.15	$ 0.15	$ 0.65	$ 0.57

Weighted average diluted shares	17,338	17,522	17,389	17,286

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Current Assets:
Cash	$ 18,502	$ 10,856
Accounts receivable, net	49,811	47,297
Inventories, net	37,244	38,096
Other current assets	11,901	9,701
Total current assets	117,458	105,950

Property, plant and equipment, net	122,853	118,829
Goodwill, net	42,974	41,648
Other assets	4,162	3,228
Total assets	$ 287,447	$ 269,655

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 39,424	$ 41,660
Accrued salaries and wages	12,782	12,407
Current portion of long-term debt	243	4,668
Other liabilities	10,090	6,104
Total current liabilities	62,539	64,839

Deferred income taxes	16,601	15,128
Long-term notes payable	62,500	57,900
Other	17,235	15,714
Total liabilities	158,875	153,581

Total stockholders’ equity	128,572	116,074

Total liabilities and stockholders’ equity	$ 287,447	$ 269,655